As filed with the Securities and Exchange Commission on December 13, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CASI PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-195944
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9620 Medical Center Drive, Suite 300, Rockville, MD	20850
(Address of Principal Executive Offices)	(Zip Code)

CASI Pharmaceuticals, Inc. 2011 Long-Term Incentive Plan
EntreMed, Inc. 2001 Long-Term Incentive Plan
(Full title of the plan)

Cynthia W. Hu, Esq.

Chief Operating Officer, General Counsel and Secretary

CASI Pharmaceuticals, Inc.

9620 Medical Center Drive, Suite 300

Rockville, MD 20850

(Name and address of agent for service)

(240) 864-2600

(Telephone number, including area code, of agent for service)

Copies to:

Richard E. Baltz, Esq.

Arnold & Porter Kaye Scholer LLP

601 Massachusetts Ave, NW

Washington, DC 20001

(202) 942-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee

Common Stock, par value $0.01 per share	215,441 shares	(2)	$2.95	$635,551	$79.13
Common Stock, par value $0.01 per share	8,377,376 shares	(3)	$2.95	$24,713,260	$3,076.81
Total	8,592,817 shares		$2.95	$25,348,811	$3,155.94

(1) This registration statement covers an aggregate 8,592,817 shares of common stock of the registrant, $0.01 par value (“Common Stock”), for issuance regarding (1) the EntreMed, Inc. 2001 Long-Term Incentive Plan (the “2001 Plan”) and (2) the CASI Pharmaceuticals, Inc. 2011 Long-Term Incentive Plan (the “2011 Plan” and together with the 2001 Plan, the “Plans”). In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminable number of shares of common stock issuable under the Plan, as this amount may be adjusted as a result of stock splits, stock dividends and antidilution provisions.

(2) Represents 215,441 shares of Common Stock underlying stock options outstanding under the 2001 Plan as of the date of this Registration Statement.

(3) Represents 8,377,376 additional shares of Common Stock subject to outstanding options or reserved for issuance pursuant to future awards under the 2011 Plan.

(4) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and (h). The offering price per share and aggregate offering price are based upon $2.95, which is the average of the high and low sales price per share of the Common Stock on December 12, 2017, as reported on the Nasdaq Capital Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by CASI Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and relates to the registration of 8,377,376 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”) issuable pursuant to the CASI Pharmaceuticals, Inc. 2011 Long-Term Incentive Plan (the “2011 Plan”) and 215,441 shares of Common Stock issuable pursuant to the EntreMed, Inc. 2001 Long-Term Incentive Plan (the “2001 Plan” and together with the 2011 Plan, the “Plans”) . The Company previously registered shares of Common Stock issuable under the Plans by Registration Statement Nos. 333-188042, 333-101617 and 333-68048 on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on April 19, 2013, December 2, 2002 and August 21, 2001, respectively. In accordance with General Instruction E to Form S-8, the contents of previously filed Registration Statements relating to the Plans are incorporated by reference herein to the extent not modified or superseded hereby or thereby or by a subsequently filed document.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (excluding portions thereof deemed to be “furnished” to the SEC pursuant to Item 2.02, Item 7.01 or Item 9.01 of a Current Report on Form 8-K) are hereby incorporated by reference in this Registration Statement:

a)	our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2016 (filed with the SEC on March 31, 2017);
b)	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017 (filed with the SEC on May 15, 2017), for the quarter ended June 30, 2017 (filed with the SEC on August 14, 2017) and for the quarter ended September 30, 2017 (filed with the SEC on November 14, 2017);
c)	our Current Reports on Form 8-K filed with the SEC on March 31, 2017, May 15, 2017, June 9, 2017, August 14, 2017, September 7, 2017, October 19, 2017, November 14, 2017 and December 8, 2017;
d)	our Definitive Proxy Statement on Schedule 14A, filed on April 14, 2017; and
e)	the description of our common stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on May 14, 1996, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

The exhibits to this Registration Statement are described in the Exhibit Index below.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on December 13, 2017.

DATE: December 13, 2017	By:	/s/ Cynthia W. Hu
	Name:	Cynthia W. Hu
	Title:	Chief Operating Officer, General Counsel & Secretary

We, the undersigned directors and officers of CASI Pharmaceuticals, Inc., a Delaware corporation, do hereby constitute and appoint Ken. K Ren, Chief Executive Officer, Cynthia W. Hu, Chief Operating Officer, General Counsel & Secretary, and Sara B. Capitelli, Vice President, Finance & Principal Accounting Officer, and each and either of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the SEC, in connection with this registration statement, or any registration statement for this offering under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE:	TITLE:	DATE:

/s/ Ken. K Ren	Chief Executive Officer and Director	December 13, 2017
Ken. K Ren	(Principal Executive Officer)

/s/ Sara B. Capitelli	Vice President, Finance & Principal Accounting Officer (Principal Accounting Officer)	December 13, 2017
Sara B. Capitelli

/s/ Wei-Wu He	Chairman	December 13, 2017
Wei-Wu He

/s/ James Huang	Director	December 13, 2017
James Huang

/s/ Franklin C. Salisbury	Director	December 13, 2017
Franklin C. Salisbury

/s/ Rajesh C. Shrotriya	Director	December 13, 2017
Rajesh C. Shrotriya

/s/ Y. Alexander Wu	Director	December 13, 2017
Y. Alexander Wu

/s/ Quan Zhou	Director	December 13, 2017
Quan Zhou

INDEX TO EXHIBITS

4.1	CASI Pharmaceuticals, Inc. 2011 Long-Term Incentive Plan, as amended (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 14, 2017)

4.2	EntreMed, Inc. 2001 Long-Term Incentive Plan (incorporated by reference to Appendix B to our Definitive Proxy Statement filed with the Securities and Exchange Commission on April 29, 2010)

5.1	Opinion of Arnold & Porter Kaye Scholer LLP

23.1	Consent of CohnReznick LLP

23.2	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)